Exhibit 10.1

AMENDMENT TO ML FUTURESACCESSSM ADVISORY AGREEMENT

This amendment is made as of July 20, 2018 (the “Amendment”) among ML WINTON FUTURESACCESSSM LLC, a Delaware limited liability company (the “Onshore Fund”), WNTN FUTURESACCESSSM LTD., a Cayman Islands exempted company (the “Offshore Fund”), MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, a Delaware limited liability company (the “Manager”) and WINTON CAPITAL MANAGEMENT LIMITED (the “Trading Advisor”) (the Onshore Fund, the Offshore Fund, the Manager and the Trading Advisor are jointly referred to as the “Parties”).  Capitalized terms not otherwise defined herein have those meanings set forth in the Agreement (as defined below).

WHEREAS, the Parties entered into an Amended and Restated Advisory Agreement dated as of February 27, 2015, as further amended by the amendments dated April 30, 2015 and February 1, 2018 (together, the “Agreement”);

WHEREAS, as of January 31, 2015, Offshore Fund no longer invests directly in a managed account with the Trading Advisor, but instead acts as a “feeder fund,” investing its assets in the Onshore Fund in exchange for units in the Onshore Fund designated as “Class DI Units”;

WHEREAS, effective as of the date hereof, the Letter Agreement shall be terminated with respect to the Offshore Fund; and

WHEREAS, the Parties wish to amend the Agreement with effect from the date set forth above, save where otherwise specified below; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.
The Parties hereby agree that, effective as of the date hereof, the Agreement shall be terminated with respect to the Offshore Fund such that the Offshore Fund shall no longer be a party to the Agreement.  The Parties hereby waive any applicable notice requirement set forth in the Agreement with respect to such termination.  For the avoidance of doubt, the Agreement, as amended hereby, shall continue in full force and effect with respect to the Onshore Fund, the Manager and the Trading Advisor.  All references in the Agreement to the “Funds” shall be deemed to refer to only the Onshore Fund and all references in the Agreement to the Offshore Fund shall be deemed deleted.

2.	With effect from September 1, 2017, Section 5 is hereby deleted and replaced with the following Section 5:

“5.     Management Fee.  As of the last Business Day of each calendar month, the Onshore Fund shall pay the Trading Advisor a Management Fee calculated and payable in U.S. dollars, equal to:

(a)     0.070833% (a 0.85% annual rate) of the aggregate gross asset value of each of the Class F and Class F-1 Units (as described in the Onshore Memorandum, including any supplements thereto); and

(b)     0.075% (a 0.9% annual rate) of the aggregate gross asset value of each of the Class A, Class C, Class I, Class D, Class DI, Class G and Class M Units (as described in the Onshore Memorandum, including any supplements thereto) (together with the Class F and Class F-1 Units, collectively, the “18% Classes”).

in each case, for the avoidance of doubt, such aggregate gross asset value being calculated prior to reduction for any accrued Incentive Fees (as defined below) or for the Management Fee being calculated.  Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid.

For the avoidance of doubt, Class F and Class F-1 Units were initially offered as of three subscription dates: May 1, 2013; May 16, 2013; and June 1, 2013.  Following this initial offering period, only investors who subscribed for Class F or Class F-1 Units during the initial offering period and continue to hold such Units will be permitted to make additional subscriptions to these Classes as determined by the Manager in its sole discretion.”

3.	With effect from September 1, 2017, Section 6 is hereby deleted and replaced with the following Section 6:

“6.     Incentive Fee.

(a)     The Onshore Fund will pay to the Trading Advisor at the end of each calendar quarter (i.e., the quarters ending on March 31, June 30, September 30 and December 31) (each an “Incentive Fee Calculation Date”), an incentive fee equal to 18% of the New Trading Profit (defined below) allocated to the 18% Classes as of such Incentive Fee Calculation Date (the “Incentive Fee”).  Incentive Fees shall be calculated with respect to the 18% Classes as a whole, irrespective of the performance of different investor’s Units in such Classes.

(b)     “New Trading Profit” equals any increase in the aggregate net asset value, subject to Section 6(e), of the 18% Classes as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the 18% Classes.

(c)     (i)  The “High Water Mark” attributable to the 18% Classes shall be equal to the highest aggregate net asset value of the 18% Classes after reduction for the relevant Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date.  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Onshore Fund’s account being traded by the Trading Advisor (“Capital Withdrawals”) are made with respect to the 18% Classes.  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by a fraction, the numerator of which is the aggregate net asset value of the 18% Classes immediately following such Capital Withdrawal and the denominator of which is the aggregate net asset value of the 18% Classes immediately before such Capital Withdrawal, in each case prior to reduction for any accrued Incentive Fee.  For the avoidance of doubt, the payment of expenses shall not be deemed a Capital Withdrawal and shall not reduce the High Water Mark.

(ii)  If an Incentive Fee is paid with respect to the 18% Classes as of an Incentive Fee Calculation Date, the relevant High Water Mark shall be reset to the aggregate net asset value of the 18% Classes as of the Incentive Fee Calculation Date, immediately following such payment and following the payment of the Sponsor’s Fees (as defined in the Onshore Memorandum) and Management Fee charged, in the aggregate, to each Class within the 18% Classes.

(iii)  For the avoidance of doubt, the High Water Mark shall be determined on the basis of the 18% Classes and not on the basis of any individual investors or other group of investors.

(d)     When there is an accrued Incentive Fee at the time any net Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by a fraction, the numerator of which is the amount of the aggregate Capital Withdrawal attributable to the 18% Classes, and the denominator of which is the aggregate net asset value of the 18% Classes immediately prior to the Capital Withdrawal, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)     New Trading Profit is calculated prior to the reduction for any Incentive Fees or Sponsor’s Fees being calculated as of such Incentive Fee Calculation Date with respect to the 18% Classes.  In addition, net asset value for the purposes of calculating the Incentive Fee shall not include any interest income earned by the Onshore Fund and shall not be reduced by the Sponsor’s Fees, although such interest income shall increase, and such Sponsor’s Fees shall decrease, net asset value for purposes of determining the value of the Units and the Sponsor’s Fee shall reduce net asset value when resetting the High Water Mark pursuant to Section 6(c)(i).  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Onshore Fund.

(f)     Termination of this Agreement shall be treated as an Incentive Fee Calculation Date.

(g)     The Trading Advisor will, at the request of the Manager, receive the Incentive Fee either as a fee or as a profit allocation.

(h)     The Manager shall calculate the Management and Incentive Fees promptly after each date as of which either of such fees is due.  The Manager will deliver to the Trading Advisor a reasonably detailed summary of the Manager’s calculation of such fees, and such calculation shall be binding and conclusive among all affected parties unless the Trading Advisor objects in writing to such calculation by the close of business in New York on the fifth full New York business day following the delivery of such summary.

(i)     Where the Trading Advisor receives an overpayment of fees from the Onshore Fund (“Overpayment”), such Overpayments shall be held as a security deposit for the purpose of securing or otherwise covering the Onshore Fund’s present or future, actual or contingent or prospective obligations in respect of future fees, and the Manager agrees that all rights, title and interest in and to such Overpayment shall pass from the Onshore Fund to the Trading Advisor free and clear of any liens, claims, charges or encumbrances or any other interest of the Manager, Onshore Fund or any third party (the “Arrangement”). Consequently, the Trading Advisor will not treat such Overpayment as client money subject to the FCA Rules contained in Chapter 7 of the Client Assets Sourcebook (“Client Money Rules”). The Manager may at any time by notice to the Trading Advisor request the redelivery of an equivalent amount of cash to the Overpayment. The Trading Advisor will as soon as reasonably practicable respond to such a redelivery request in writing to the Manager and will specify in such response (i) whether or not the Trading Advisor agrees with the request; and (ii) where the Trading Advisor agrees to such redelivery, the date on which termination of the Arrangement will take effect (which shall not be more than 5 business days following the date of such written response).  The Trading Advisor will agree to the termination of the Arrangement if it is satisfied that the Onshore Fund has met all of its outstanding fee obligations to the Trading Advisor. In such circumstances, the Trading Advisor will transfer an equivalent amount of cash equal to the Overpayment to the Onshore Fund within one business day following the termination of the Arrangement. Title to any cash which is due for redelivery to the Onshore Fund will not revert to the Onshore Fund until the termination of the Arrangement and the Trading Advisor will not treat such cash as client money under the Client Money Rules, provided that such cash is delivered to the Onshore Fund within one business day following the termination of the Arrangement. The Manager acknowledges that any cash held by the Trading Advisor pursuant to this Section will not be subject to the protections conferred by the Client Money Rules and, as a consequence, such cash will not be segregated from the Trading Advisor’s own cash and will be used by the Trading Advisor in the course of its business and the Onshore Fund will rank only as one of the Trading Advisor’s general creditors in respect of such cash.”

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IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned on the day and year first written above.

ML WINTON FUTURESACCESSSM LLC

By:	Merrill Lynch Alternative Investments LLC, Manager

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	Vice President of MLAI

WNTN FUTURESACCESSSM LTD.

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	Director

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:	/s/ Ninon Marapachi
	Name:	Ninon Marapachi
	Title:	Vice President of MLAI

WINTON CAPITAL MANAGEMENT LIMITED

By:	/s/ Brigid Rentoul
	Name:	Brigid Rentoul
	Title:	Director